UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 6, 2024

BLOOMIN’ BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35625	20-8023465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, FL 33607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (813) 282-1225

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 par value	BLMN	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into A Material Definitive Agreement

On November 6, 2024, Bloom Group Holdings, B.V., a limited liability company organized under the laws of the Netherlands (the “Seller”) and an indirect wholly owned subsidiary of Bloomin’ Brands, Inc., a Delaware corporation (the “Company”), entered into a Quota Purchase Agreement and Other Covenants (the “Purchase Agreement”), by and among Seller, Bloom Participações Ltda., a limited liability company organized under the laws of the Federative Republic of Brazil (“BPar”), Outback Steakhouse Restaurantes Brasil S.A., a corporation organized under the laws of the Federative Republic of Brazil (“OSRB” and, together with BPar, the “Target Entities”), and Osaka Participações Societárias S.A., a corporation organized under the laws of the Federative Republic of Brazil (“Buyer”). Buyer is owned by a fund managed by an affiliate of Vinci Partners Investments Ltd.

BPar is a wholly owned subsidiary of Seller and owns substantially all of the capital stock and all of the voting rights of OSRB. Pursuant to the Purchase Agreement, Seller will sell to Buyer shares representing 67% of the capital stock of BPar and, as a consequence, Buyer will hold the corresponding pro rata portion of the capital stock of the Target Entities (such purchase and sale, together with the other transactions and agreements contemplated by the Purchase Agreement, the “Transaction”). The Company will retain an indirect 33% interest in its Brazil operations through the Target Entities.

Under the terms and conditions of the Purchase Agreement, the aggregate consideration paid to the Seller consists of 67% of the enterprise valuation of the Target Entities in the amount of R$2.06 billion Brazilian Reais, which equals R$1.4 billion Brazilian Reais (approximately $243 million in U.S. Dollars based on the current exchange rate), subject to customary adjustments for working capital, net indebtedness and unpaid transactions expenses, and withholding for Brazilian taxes (the “Purchase Price”). The Purchase Price will be paid in two installments: 52% on the closing date (the “Closing Date”) of the Purchase Agreement and 48% on the first anniversary of the Closing Date.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, and customary indemnification obligations of the Company.

Subject to satisfaction of closing conditions, the Company expects the Transaction to close on or before December 31, 2024.

Following the closing, the Brazil restaurants will be operated as unconsolidated franchisees and a subsidiary of the Company will enter into amended and restated franchise agreements with OSRB.

At the closing, the Seller will also enter into a Shareholders Agreement (the “Shareholders Agreement”) by and among Seller, BPar, OSRB and Buyer, pursuant to which Buyer and Seller will have representation on the board of directors and in executive management of the Target Entities based on their respective post-Transaction interests. The Shareholders Agreement will also contain customary corporate governance provisions, customary restrictions on transfer of shares and customary shareholders’ rights.

The Shareholders Agreement will set forth a put-call mechanism pursuant to which (1) Buyer may cause Seller to sell the totality of its interest in the Target Entities for a period between October 1, 2028 and December 31, 2028 (the “Option Exercise Period”), and (2) the Seller may cause Buyer to purchase the totality of Seller’s interest in the Target Entities during the Option Exercise Period.

In connection with the Transaction, the Company expects to mitigate most of the exchange rate risk associated with the Purchase Price installment payments by entering into foreign exchange forward contracts.

The Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The description of the terms of the Purchase Agreement set forth above is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1*	Quota Purchase Agreement and Other Covenants, dated November 6, 2024, by and among Bloom Group Holdings, B.V., Bloom Participações Ltda., Outback Steakhouse Restaurantes Brasil S.A., and Osaka Participações Societárias S.A.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Tem 601(b)(2)(ii).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOOMIN’ BRANDS, INC.
(Registrant)

Date: November 8, 2024	By:	/s/ Kelly Lefferts
Kelly Lefferts
Executive Vice President and Chief Legal Officer